As filed with the Securities and Exchange Commission on February 25, 2011

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Shiner International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation or Organization)

3081
(Primary Standard Industrial Classification Code Number)

98-0507398
(I.R.S. Employer Identification Number)

Shiner International, Inc.
19/F, Didu Building, Pearl River Plaza, No. 2 North Longkun Road
Haikou, Hainan Province, China 570125
86-898-68581104
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Qingtao Xing
President and Chief Executive Officer
Shiner International, Inc.
19/F, Didu Building, Pearl River Plaza, No. 2 North Longkun Road
Haikou, Hainan Province, China 570125
86-898-68581104
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To
Jacquelyn A. Hart, Esq. Stevens & Lee, P.C. 111 N. Sixth Street Reading, PA 19603 (610) 478-2048	William W. Uchimoto, Esq. Stevens & Lee, P.C. 1818 Market Street Philadelphia, PA 19103 (215) 990-7416

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value per share (3)	2,608,336 shares	$1.42	$3,703,837	$430.00
Common Stock, $0.001 par value per share (4)	521,664 shares	$1.42	$740,763	$86.00
TOTAL:	3,130,000 shares	$1.42	$4,444,600	$516.00

(1) All 3,130,000 shares registered pursuant to this registration statement are to be offered by the selling stockholders named in the prospectus. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of computing amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the high and low sales prices on the NASDAQ Stock Market on February 23, 2011.

(3) Represents a total of 2,608,336 shares of common stock held by the selling stockholders named in the prospectus.

(4) Represents a total of 521,664 shares of common stock issuable upon exercise of warrants that are held by the selling stockholders named in the prospectus.

(5) A fee of $516.00 is being paid with this filing, which fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, at the statutory rate of $116.10 per $1,000,000 of securities registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS; SUBJECT TO COMPLETION; ___________ ___, 2011

Shiner International, Inc.

3,130,000 Shares of Common Stock

This prospectus covers the offer and resale, from time to time, of up to 3,130,000 shares of our common stock, par value $0.001 per share, by the selling stockholders named in this prospectus in the section entitled “Selling Stockholders,” including their pledgees, assignees and successors-in-interest, whom we collectively refer to in this document as the “Selling Stockholders.” We completed a private placement offering in December 2010 pursuant to which we issued to the Selling Stockholders an aggregate of (i) 2,608,336 shares of common stock and (ii) warrants to purchase up to an aggregate of 521,664 shares of common stock. The common stock being offered in this prospectus may include shares issued pursuant to the exercise of the warrants. The common stock offered by this prospectus shall be adjusted to cover any additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

We are not selling any shares of our common stock in this offering and will not receive any proceeds from this offering. We may receive proceeds on exercise of outstanding warrants for shares of common stock covered by this prospectus if the warrants are exercised for cash.

The selling stockholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. We will bear all costs associated with this registration.

Our common stock is currently traded on the Nasdaq Capital Market under the symbol "BEST."  On February 23, 2011, the closing price for our common stock was $1.40 per share.

This investment involves risk. For a discussion of the material risks that you should consider, see “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is __________, 2011

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2

PROSPECTUS SUMMARY	2

RISK FACTORS	4

USE OF PROCEEDS	16

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	16

FORWARD-LOOKING STATEMENTS	18

AVAILABLE INFORMATION	19

OUR BUSINESS	20

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32

SELLING STOCKHOLDERS	33

PLAN OF DISTRIBUTION	34

DESCRIPTION OF SECURITIES	36

INTEREST OF NAMED EXPERTS	37

LEGAL MATTERS	37

INCORPORATION OF DOCUMENTS BY REFERENCE	37

INDEMNIFICATION OF DIRECTORS AND OFFICERS	38

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission ("SEC"). You should rely only on the information provided in this prospectus and incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. The rules of the SEC may require us to update this prospectus in the future.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. Before investing in the securities offered hereby, you should read the entire prospectus, including our financial statements and related notes included in this prospectus and the information set forth under the headings “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations." References in this prospectus to “the Company,” “we,” “our,” and “us” refer to Shiner International, Inc.

Our Company

Overview

We are a Nevada corporation engaged in the packaging and anti-counterfeit plastic film business in the People's Republic of China ("China") through our operating subsidiaries. Our principal executive offices are located at 19th Floor, Didu Building, Pearl River Plaza, No. 2 North Longkun Road, Haikou, Hainan Province, China 570125. Our telephone number is +86-898-68581104. Our website is http://www.shinerinc.com.

Our primary business consists of the research and development, manufacture and distribution of technology driven advanced packaging film products.  Our products include coated film, tobacco film, color printed packaging materials and high-tech anti-counterfeit laser holographic film. All of our operations are based in China and each of our subsidiaries was formed under the laws of China. We currently conduct our business through Hainan Shiner Industrial Co., Ltd. (“Shiner Industrial”), which was incorporated on May 21, 2003 and is headquartered in Haikou, Hainan Province, and Zhuhai Huanuo Packaging Material Co., Ltd. (“Zhuhai”), which was incorporated on December 25, 2006 and is headquartered in Zhuhai, Guangdong Province.  In 2009, Shiner Industrial acquired all of the assets of Hainan Shiny-day Color Printing Packaging Co., Ltd. (“Shiny-day”) and Hainan Modern Hi-Tech Industrial Co., Ltd. (“Hainan Hi-Tech”) in an effort to improve efficiencies, reduce expenses and take advantage of favorable tax treatment.

We were incorporated as Cartan Holdings Inc. on November 12, 2003 in Nevada.  Since July 23, 2007, our principal place of business has been based in China.   As a result of a share exchange transaction, we changed our name to Shiner International, Inc. on July 24, 2007.

We are a principal manufacturer of flexible packaging and high-tech anti-counterfeit packaging films, selling to customers throughout China, Asia, Europe, the Middle East and North America. Our flexible packaging films and anti-counterfeiting films and applications are sold to companies in the following industries: food, tobacco, chemical, agribusiness, medical, pharmaceutical, personal care, electronics, automotive, construction, graphics, music and video publishing and other consumer goods. The Ministry of Science and Technology of China has certified Shiner Industrial, one of our subsidiaries, as a Nationally-Focused Advanced High Technology Enterprise under the State Torch Program, which promotes the development and application of science- and technology-focused businesses in China.

We hold 16 patents and have 10 patent applications pending that relate to certain of our products and manufacturing processes. Although our patents and processes provide us with a competitive advantage, the loss of any single patent would not have a material adverse effect on our business as a whole.

We have several product lines: coated film, BOPP tobacco film, anti-counterfeit film, and color printing services. For the first nine months of 2010, BOPP tobacco film equaled 30% of our revenue, coated film equaled 39% of our revenue, anti-counterfeit film sales equaled 24% of our revenue, and color printed packaging products equaled 6% of our revenue.

Our current production capacity consists of: five coated film lines with a total capacity of 15,000 tons a year; one BOPP tobacco film production line with a total capacity of 3,500 tons a year; one BOPP film production line with a total capacity of 7,000 tons a year; three color printing lines; and four anti-counterfeit film lines with a total capacity of 2,500 tons a year.

On September 20, 2010, Shiner commenced operations of a joint venture, Shanghai Juneng Functional Film Company, Ltd. (“Shanghai Juneng”), with Shanghai Shifu Film Material, Co., Ltd. (‘Shanghai Shifu”).  Shiner own 70% of the joint venture, and Shanghai Shifu owns the remaining 30%. The general manager of Shanghai Juneng reports directly to Shiner’s Chief Executive Officer.  Shanghai Juneng venture will focus on pursuing sales opportunities among China’s leading food producers in the Yangtse River Delta, one of China’s largest economic centers.

The Offering

Common stock offered by selling stockholders	3,130,000 shares, including up to 521,664 shares of common stock issuable upon the exercise of warrants at an initial exercise price of $1.70 per share.

Common stock outstanding and to be outstanding after the offering	27,941,491 shares are currently outstanding. Assuming the exercise of all of the warrants issued in the private placement at the initial exercise price, 28,463,155 shares would be outstanding.

Use of proceeds
We will not receive any proceeds from the sale of the common stock hereunder. See “Use of Proceeds” for a complete description. However, 521,664 of these shares will only be issued upon exercise of warrants. If all of these warrants are exercised at the initial exercise price, we may receive gross proceeds of up to $886.828.80.

Trading Symbol	BEST

The number of shares of common stock to be outstanding after the offering does not take into account 60,000 shares of common stock issuable upon the exercise of stock options outstanding as of February 23, 2011, with a weighted-average exercise price of $1.25 per share.

The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

RISK FACTORS

Our business and an investment in our securities are subject to a variety of risks. The following risk factors describe the most significant events, facts or circumstances that could have a material adverse effect upon our business, financial condition, results of operations, ability to implement our business plan, and the market price for our securities. Many of these events are outside of our control. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also materially and adversely affect our business, financial condition or results of operations. In that case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

General Risks Related to Our Business

We cannot be certain that our product innovations and marketing successes will continue.

We believe that our past performance has been based on, and our future success will depend upon, in part, our ability to continue to improve our existing products through product innovation and to develop, market and produce new products. We cannot assure you that we will be successful in the introduction, marketing and production of any new products or product innovations, or that we will develop and introduce in a timely manner innovations to our existing products which satisfy customer needs or achieve market acceptance. Although we have developed products that have met customers’ requirements in the past, there is no assurance that any of our research and development efforts will necessarily lead to any new or enhanced products or generate sufficient market share to justify commercialization. We must continually improve our current products and develop and introduce new or enhanced products that address the requirements of our customers and are competitive in terms of functionality, performance, quality and price in order to maintain and increase our market share. If our new products are unable to gain market acceptance, we would be forced to write-off the related inventory and would not be able to generate future revenue from our investment in research and development. In such event, we would be unable to increase our market share and achieve and sustain profitability. Our failure to develop new products and introduce them successfully and in a timely manner could harm our ability to grow our business and could have a material adverse effect on our business, results of operations and financial condition.

Our anti-counterfeit technology may not satisfy the changing needs of our customers.

With any anti-counterfeit product authentication technology, including the technology of our current and proposed products, there are risks that the technology may not successfully address all of our customers’ needs. While we have already established successful relationships with Chinese customers with regard to our products, our customers’ ultimate needs may change or vary, thus introducing variables which may affect the ability of our proposed products to address all of our customers’ ultimate technology needs in an economically feasible manner.

Our growth strategy and future success depends upon commercial acceptance of products incorporating technologies we have developed and are continuing to develop. Technological trends have had and will continue to have a significant impact on our business. Our results of operations and ability to remain competitive are largely based upon our ability to accurately anticipate customer and market requirements. Our success in developing, introducing and selling new and enhanced products depends upon a variety of factors, including:

•	accurate technology and product selection;

•	timely and efficient completion of product design and treatment;

•	timely and efficient implementation of manufacturing processes;

•	product performance; and

•	product support and effective sales and marketing.

We may not be able to accurately forecast or respond to commercial and technological trends in the industries in which we operate.

We may not be able to keep pace with rapid technological changes in the anti-counterfeit product industry.

The anti-counterfeit product authentication industry is a relatively new industry and market, especially in China and other parts of Asia, and thus continues to evolve in terms of customer/market needs, applications, and technology. We believe that we have hired or engaged personnel and outside consultants who have experience and are recognized within the industry to be experts in the anti-counterfeit product authentication industry. With respect to technology, while we continue to seek out and develop “next generation” technology through acquisition, strategic partnerships, and our own research and development, there is no guarantee that we will be able to keep pace with technological developments and market demands in this evolving industry and market. Technological changes, process improvements, or operating improvements that could adversely affect us include:

•	development of new technologies by our competitors or counterfeiters;

•	changes in product requirements of our customers; and

•	improvements in the alternatives to our technologies.

We may not have sufficient funds to devote to research and development, or our research and development efforts may not be successful in developing products in the time, or with the characteristics, necessary to meet customer needs. If we do not adapt to such changes or improvements, our competitive position, operations and prospects would be materially affected.

Intense competition in the anti-counterfeit and packaging markets may adversely affect our operating results.

We operate in highly competitive and rapidly evolving fields, and new developments are expected to continue at a rapid pace. We believe that there are few barriers to entry into many of our markets. As a result, we may experience competition resulting from new manufacturers of various types of film in our product lines. Competitors may succeed in developing alternative technologies and products that are more effective, easier to use or less expensive than those which have been or are being developed by us or that would render our technology and products obsolete and non-competitive. Any of these actions by our competitors could adversely affect our sales.

In addition, we face competition from a substantial number of companies, which sell similar and substitute packaging products. Although we believe that we have developed strategic relationships in China to best penetrate China's market, we face competition from other providers, some of which have greater financial and human resources, have had a longer operating history, and have greater name recognition than we do. Many of these competitors have substantially greater financial and technical resources, production and marketing capabilities, and may have extensive production facilities, well-developed sales and marketing staffs and substantial financial resources. Competitive products are also available from a number of local manufacturers. This results in competition that is highly price sensitive. We also compete on the basis of quality, service, timely delivery and differentiation of product properties.

An increase in competition could result in material selling price reductions or loss of our market share. This could materially adversely affect our operations and financial condition.

We are a major purchaser of many commodities that we use for raw materials in the manufacturing process of our products, and price changes for the commodities we depend on may adversely affect our profitability.

With the rapid growth of China's economy, the demand for certain raw materials is great while the supply may be more limited. This may affect our ability to secure the necessary raw materials we need in a cost-effective manner, including chemicals and other items needed for production of our products at the volume of purchase orders that we anticipate receiving.

For example, the PET resin used in our coated film products is currently used as a raw material in China's textile industry, and the market prices of PET resin may fluctuate due to changes in supply and demand conditions in that industry. Any sudden shortage of supply, or significant increase in demand, of PET resin and additives may result in higher market prices and thereby increase our cost of sales. The prices of PET resin and additives are, to a certain extent, affected by the price movement of crude oil.

If there is a significant increase in the cost of our raw materials and we are unable to pass on such increase to our customers on a timely basis or at all, our profit margins and results of operations will be adversely affected.

Petroleum prices impact our operating results.

Petroleum is the prime ingredient in many plastics that we use to make many of our products. We estimate that an increase in the price of crude oil of $10.00 per barrel could cause our gross margin to decline by up to 6% on the sale of these products. There has been some increase in the cost of our raw materials as a result of an increase in crude oil prices throughout the year. Current political unrest in the Middle East has resulted in an increase in the price of crude oil and may result in further increases in the price of crude oil.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our success to date has been largely attributable to and our future success will depend in substantial part on the continued service of our senior management and founders. The loss of the services of one or more of our key personnel could impede implementation and execution of our business strategy and result in the failure to reach our goals. We do not carry key person life insurance with respect to any of our officers or employees and we do not have any employment agreements with these individuals. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified personnel in many fields of our operations. The rapid growth of the economy in China has caused intense competition for qualified personnel. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, train or retain qualified personnel in the future.

We may not be able to adequately protect our technology and other proprietary rights.

Our success will depend in part on our ability to obtain and protect our products, methods, processes and other technologies, to preserve our trade secrets, and to operate without infringing on the proprietary rights of third parties both domestically in China and abroad. We rely on patents, trademarks and licenses to protect our intellectual property. We also have patent applications pending in China, and have worked and continue to work closely with China's patent officials to preserve our intellectual property rights. If we are unable to adequately protect or enforce our intellectual property rights with respect to our products, methods, processes and other technologies, our prospects for revenue growth could be significantly diminished. Additionally, if our products, methods, processes and other technologies infringe on the intellectual property rights of other parties, we could incur substantial costs.

Our ability to compete in our markets and to achieve future revenue growth will depend, in significant part, on our ability to protect our proprietary technology and operate without infringing upon the intellectual property rights of others. The legal regime in China for the protection of intellectual property rights is still at its early stage of development. Intellectual property protection became a national effort in China in 1979 when China adopted its first statute on the protection of trademarks. Since then, China has adopted its Patent Law, Trademark Law and Copyright Law and promulgated related regulations such as Regulation on Computer Software Protection, Regulation on the Protection of Layout Designs of Integrated Circuits and Regulation on Internet Domain Names. China has also acceded to various international treaties and conventions in this area, such as the Paris Convention for the Protection of Industrial Property, Patent Cooperation Treaty, Madrid Agreement and its Protocol Concerning the International Registration of Marks. In addition, when China became a party to the World Trade Organization in 2001, China amended many of its laws and regulations to comply with the Agreement on Trade-Related Aspects of Intellectual Property Rights. Despite many laws and regulations promulgated and other efforts made by China over the years to tighten up its regulation and protection of intellectual property rights, private parties may not enjoy intellectual property rights in China to the same extent as they would in many Western countries, including the US, and enforcement of such laws and regulations in China have not achieved the levels reached in those countries. Both the administrative agencies and the court system in China are not well-equipped to deal with violations or handle the nuances and complexities between compliant technological innovation and non-compliant infringement.

There is no assurance that the measures that we have put into place to protect our intellectual property rights will be sufficient. As the number of patents, trademarks, copyrights and other intellectual property rights in our industry increases, and as the coverage of these rights and the functionality of the products in the market further overlap, we believe that business entities in our industry may face more frequent infringement claims. Litigation to enforce our intellectual property rights could result in substantial costs and may not be successful. If we are not able to successfully defend our intellectual property rights, we might lose rights to technology that we need to conduct and develop our business. This may seriously harm our business, operating results and financial condition, and enable our competitors to use our intellectual property to compete against us.

Entry of new BOPP and anti-counterfeit film producers in China may increase the supply of, and decrease the prices of, BOPP and anti-counterfeit film in the industry, and hence lead to a decline in our profit margins.

We believe that we are currently one of the few producers of BOPP and anti-counterfeit film in China with research and development capabilities. Our past financial performance is attributable to our market position in the industry. Over time, there may be new entrants into our industry, whether as a result of increased access to the production technology of BOPP and anti-counterfeit film or otherwise. Accordingly, we may experience increased competition, and the entry of new BOPP and anti-counterfeit producers will also lead to an increase in the industry supply of BOPP and anti-counterfeit film resulting in more competitive pricing. We may have to price our products in response to competitive market conditions and this may lead to a decline in our profit margins. In the event that we are unable to successfully compete or retain effective control over the pricing of our products, our profit margins will decrease and our revenues and net income may also decrease.

In addition, China has gradually lifted its import restrictions, lowered import tariffs and relaxed foreign investment restrictions after its entry into the World Trade Organization in December 2001. This may lead to increased competition from foreign companies in our industry, some of which are significantly larger and financially stronger than us. If we fail to compete effectively with these companies in the future, our current business and future growth potential could be adversely affected.

In each of our product lines, we have a large amount of sales concentrated in a small number of customers.

In each of our product lines, we have a large number of sales concentrated in a small number of customers. For example, approximately 41% of our anti-counterfeit film sales in 2009 were to one customer, approximately 22% of our coated film sales in China were to one customer and approximately 50% of our overall coated film sales were to ten international customers. In 2009, approximately 29% of our BOPP tobacco film sales were to one customer and approximately 53% of our color printing sales were to two customers. Any decrease in the demand for our BOPP tobacco film will significantly affect our financial performance. Although demand for our BOPP tobacco film has gradually been increasing, any significant fall in the consumption of tobacco, in particular, whether as a result of health concerns or otherwise, could result in a decline in the sales of our products and adversely impact our financial condition, business and operation.

A disruption in the supply of utilities, fire or other calamity at our manufacturing plants would disrupt production of our products and adversely affect our sales.

Our films are manufactured solely at our production facilities located in Haikou City and Zhuhai City in China. While we have not experienced any calamities in the past which disrupted production, any disruption in the supply of utilities, in particular, electricity or power supply or any outbreak of fire, flood or other calamity resulting in significant damage at our facilities, would severely affect our production of BOPP film, color printing or anti-counterfeit film lines. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for product development, or result in a loss of equipment and properties.

While we maintain insurance policies covering losses with respect to damage to our properties, machinery and inventories of raw materials and products, we cannot assure you that our insurance would be sufficient to cover all of our potential losses.

We have limited experience in operating outside mainland China, and failure to achieve our international marketing and sales strategy may have an adverse effect on our business growth in the future.

Our future growth depends, to a considerable extent, on our ability to develop both the domestic and overseas markets. We are currently exploring new business opportunities outside mainland China for our BOPP film, color printing or anti-counterfeit film products. We have a limited number of customers outside China, mainly in the US and Europe. However, we have limited experience in operating outside mainland China, have limited experience with foreign regulatory environments and market practices, and cannot guarantee that we will be able to penetrate any international market. In connection with our initial efforts to expand overseas, we have encountered many obstacles, including cultural and linguistic differences, difficulties in keeping abreast of market, business and technical developments in foreign jurisdictions, and political and social disturbances. Failure in the development of international markets may have an adverse effect on our business growth in the future.

Compliance with the Sarbanes-Oxley Act of 2002 and related corporate governance and public disclosure requirements have resulted in significant additional expense.

Changing laws, regulations, and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and the associated SEC regulations and Nasdaq rules, have resulted in significant additional expense as well as a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies, we might be subject to lawsuits or sanctions or investigation by regulatory authorities, such as the SEC or Nasdaq, and our reputation may be harmed.

We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities, that could reduce our profitability.

We are subject to extensive federal, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities that could reduce our profitability.

In addition, we could incur significant expenditures in order to comply with existing or future environmental or safety laws. Capital expenditures and costs relating to environmental or safety matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Capital expenditures and costs beyond those currently anticipated may therefore be required under existing or future environmental or safety laws.

Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous materials or from disposal activities that pre-dated our purchase of our businesses. We may therefore incur additional costs and expenditures beyond those currently anticipated to address all such known and unknown situations under existing and future environmental laws.

Failure to adequately comply with hygiene and food safety standards set by the PRC may disrupt our operations.

In accordance with the laws and regulations of the PRC, we are required to comply with applicable hygiene and food safety standards, including the standards set forth in the Food Safety Law ("FSL") that went into effect on June 1, 2009, and any rules and regulations promulgated by the central Chinese government or local provincial governments thereunder. Failure to comply with these laws, rules and regulations, could require us to temporarily or permanently suspend some or all of our production operations, which could disrupt our operations and adversely affect our revenues and profitability.

PRC food safety and hygiene laws may become more onerous, which may adversely affect our operations and financial performance and lead to an increase in our costs which we may be unable to pass on to our customers.

As a manufacturer of food-related products, we are subject to extensive governmental regulation. For example, we are subject to the FSL and the rules and regulations promulgated thereunder. We cannot assure stockholders that in the future the PRC food safety and hygiene laws will not become more onerous, providing for stricter and more comprehensive monitoring and regulation of food-related product manufacturers, which may lead to an increase in our costs of complying with such regulations resulting in a material adverse effect on its results of operations.

Concerns with the safety and quality of packaged food products could cause consumers to avoid such products and our customers to stop producing packaged food products.

We could be adversely affected if consumers lose confidence in the safety and quality of packaged food products. Adverse publicity about these types of concerns, such as the publicity concerning the use of the substance melamine in milk and infant formula, may discourage consumers from buying packaged food products, which would reduce or eliminate the need for our food packaging, causing production disruptions. Any negative change in customer perceptions about the safety and quality of packaged food products could adversely affect our business and financial condition.

Increased consumption tax on cigarettes may materially impact our tobacco film sales

On May 1, 2009, the central Chinese government raised the consumption tax on cigarettes in an effort to curb smoking and to increase state revenues. The consumption tax was raised by between 6% and 11% and is based on the sales price of the cigarettes – the higher the sales price the higher the percentage of consumption tax. This tax hike, together with a new 5% tax on cigarette wholesalers, which became effective on May 1, 2009, may negatively impact the cigarette manufacturing business in China and, depending on the severity of the impact thereon, may create a severe softening of our sales in the tobacco film market. Coupled with the decrease in our sales as a result of the economic crisis, the new tobacco-related taxes may have a material adverse effect on both our sales price and volume for the foreseeable future.

Deterioration of economic conditions could negatively impact our business.

Our business may be adversely affected by changes in global economic conditions, including inflation, interest rates, availability of capital markets, consumer spending rates, energy availability and costs (including fuel surcharges) and the effects of governmental initiatives to manage economic conditions. Any such changes could adversely affect the demand for our products or the cost and availability of our needed raw materials, thereby negatively affecting our financial results.

The recent disruptions in credit and other financial markets and deterioration of global economic conditions, could, among other things:

•	make it more difficult or costly for us to obtain financing for our operations or investments or to finance debt in the future;

•	impair the financial condition of some of our customers or suppliers, thereby increasing bad debts or non-performance by suppliers; and

•	negatively impact demand for our products, which could result in a reduction of sales, operating income and cash flows.

Risks Related to Conducting Our Business in China

We are subject to international economic and political risks over which we have little or no control and may be unable to alter our business practice in time to avoid the possibility of reduced revenues.

A substantial portion of our business is conducted in China. Doing business outside the US, particularly in China, subjects us to various risks including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. We have no control over most of these risks and may be unable to anticipate changes in international economic and political conditions. Therefore, we may be unable to alter our business practices in time to avoid the possibility of reduced revenues.

China’s economic policies could affect our business.

Generally, all of our assets are located in China and a substantial amount of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

While China’s economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. China's government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but they may also have a negative effect on us. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations. The economy of China has been changing from a planned economy to a more market-oriented economy. In recent years, China government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by our government. In addition, China government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, the control of payment of foreign currency-denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

We may have difficulty establishing adequate management, legal and financial controls in China.

China historically has not adopted a Western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Our bank accounts are not insured or protected against loss.

We maintain our cash with various banks and trust companies located in China. Our cash accounts are not insured or otherwise protected. Should any bank or trust company holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we would lose the cash on deposit with that particular bank or trust company.

As we have limited business insurance coverage in China, any loss which we suffer may not be insured or may be insured to only a limited extent.

The insurance industry in China is still in an early state of development and insurance companies located in China offer limited business insurance products. In the event of damage or loss to our properties, our insurance may not provide as much coverage as if we were insured by insurance companies in the United States.

Tax laws and regulations in China are subject to substantial revision, some of which may adversely affect our profitability.

China's tax system is in a state of flux, and it is anticipated that China's tax regime will be altered in the coming years. Tax benefits that we presently enjoy may not be available in the wake of these changes, and we could incur tax obligations to our government that are significantly higher than anticipated. These increased tax obligations could negatively impact our financial condition and our revenues, gross margins, profitability and results of operations may be adversely affected as a result.

Certain tax exemptions that we presently enjoy in China are scheduled to expire over the next several years.

Since a substantial portion of our operations are located in a privileged economic zone, we are entitled to certain tax benefits. These tax benefits are presently scheduled to expire over the next several years. For example, Zhuhai presently has a 50% exemption from federal tax during January 1, 2010 through December 31, 2012. As these exemptions expire, our income tax expenses will increase, reducing our net income below what it would be if we continued to enjoy these exemptions.

We may face judicial corruption in China.

Another obstacle to foreign investment in China is corruption. There is no assurance that we will be able to obtain recourse in any legal disputes with suppliers, customers or other parties with whom we conduct business, if desired, through China’s poorly developed and sometimes corrupt judicial systems.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could reduce the price of our common stock.

The government of China could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our and your investment.

Our business is subject to significant political and economic uncertainties and may be affected by political, economic and social developments in China. Over the past several years, the government of China has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The government of China may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, or devaluations of currency could all cause a decline in the price of our common stock, should a market for our common stock ever develop. Nationalization or expropriation could even result in the total loss of your investment.

The nature and application of many laws of China create an uncertain environment for business operations and they could have a negative effect on us.

The legal system in China is a civil law system. Unlike the common law system, the civil law system is based on written statutes and decided legal cases have little value as precedents. In 1979, China began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in China and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could cause a decline in the price of our common stock. Since these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

As we import goods into and export goods out of China, fluctuation of the Renminbi (“RMB”) may affect our financial condition by affecting the volume of cross-border money flow.

Although we use the United States dollar for financial reporting purposes, many of the transactions effected by our operating subsidiaries are denominated in RMB. The value of the RMB fluctuates and is subject to changes in China’s political and economic conditions. We do not currently engage in hedging activities to protect against foreign currency risks. Even if we chose to engage in such hedging activities, we may not be able to do so effectively. Future movements in the exchange rate of the RMB could adversely affect our financial condition as we may suffer financial losses when transferring money raised outside of China into the country or when paying vendors for services performed outside of China.

We may not be able to obtain regulatory approvals for our products.

The manufacture and sale of our products in China are regulated by China and the local provincial governments. Although our licenses and regulatory filings are current, the uncertain legal environment in China and our industry may be vulnerable to local government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with us.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in China.

As our executive officers and several of our directors, including the chairman of our Board of Directors, are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a stockholder or group of stockholders in the United States. Also, because our operating subsidiaries and assets are located in China, it may be extremely difficult or impossible for you to access those assets to enforce judgments rendered against us or our directors or executive officers by United States courts. In addition, the courts in China may not permit the enforcement of judgments arising out of United States federal and state corporate, securities or similar laws. Accordingly, United States investors may not be able to enforce judgments against us for violation of United States securities laws.

We may face obstacles from the communist system in China.

Foreign companies conducting operations in China face significant political, economic and legal risks. The Communist regime in China, including a cumbersome bureaucracy, may hinder Western investment.

Risks Related to Our Securities

Our common stock price is subject to significant volatility, which could result in substantial losses for investors.

During the six month period from August 15, 2007 through February 11, 2008, the high and low bid prices of our common stock on the Over-The-Counter Bulletin Board (“OTCBB”) were $8.74 per share and $2.00 per share, respectively. Prior to that date, our common stock was traded sporadically on the "pink sheets." Since our commencement of trading on the Nasdaq Capital Market on February 12, 2008 through February 23, 2011, the high and low sales prices of our common stock were $8.74 and $0.47. Prices for our shares are determined in the marketplace and may accordingly be influenced by many factors, including, but not limited to:

•	the depth and liquidity of the market for the shares;

•	quarter-to-quarter variations in our operating results;

•	announcements about our performance as well as the announcements of our competitors about the performance of their businesses;

•	investors’ evaluations of our future prospects and the food industry generally;

•	changes in earnings estimates by, or failure to meet the expectations of, securities analysts;

•	our dividend policy; and

•	general economic and market conditions.

In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. These market fluctuations could adversely affect the trading price of our shares.

The price at which investors purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. Investors may be unable to sell their shares of common stock at or above their purchase price, which may result in substantial losses.

Future sales of shares of our common stock by our stockholders could cause our stock price to decline.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. Sales of shares of our common stock in the public market covered under an effective registration statement, or the perception that those sales may occur, could cause the trading price of our common stock to decrease or become lower than it might be in the absence of those sales or perceptions.

We may issue additional shares of our capital stock or debt securities to raise capital or complete acquisitions, which would reduce the equity interest of our stockholders.

Our articles of incorporation authorizes the issuance of up to 75,000,000 shares of common stock, par value $.001 per share. There are currently approximately 47,121,845 authorized and unissued shares of our common stock that have not been reserved and are available for future issuance. Although we have no commitments as of the date of this offering to issue our securities, we may issue a substantial number of additional shares of our common stock to complete a business combination, to raise capital or to compensate our employees and/or directors. The issuance of additional shares of our common stock:

•	may significantly reduce the equity interest of investors in this offering; and

•	may adversely affect prevailing market prices for our common stock.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules. Shares of our common stock are subject to rules adopted by the SEC that regulate broker-dealer practices in connection with transaction in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 which are not registered on a national securities exchange, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;

•	a toll-free telephone number for inquiries on disciplinary actions;

•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	such other information and is in such form (including language, type, size and format), as the SEC shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer with the following:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and our salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser. The broker-dealer must receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

Our directors and senior management own a significant amount of our common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other stockholders.

Our directors and senior management own a large percentage of our outstanding common stock. As a result, they are in a position to significantly influence the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to our articles of incorporation or bylaws, and the approval of significant corporate transactions. Their control may delay or prevent a change of control on terms favorable to our other stockholders and may adversely affect your voting and other stockholders rights.

Capital outflow policies in China may hamper our ability to declare and pay dividends to our stockholders.

China has adopted currency and capital transfer regulations. These regulations may require us to comply with complex regulations for the movement of capital. Although our management believes that we will be in compliance with these regulations, we may not be able to pay dividends to our stockholders outside of China if these regulations or the interpretations of them by courts or regulatory agencies change. In addition, under current PRC law, we must retain a reserve equal to 10 percent of net income after taxes, not to exceed 50 percent of registered capital. Accordingly, this reserve will not be available to be distributed as dividends to our stockholders. We presently do not intend to pay dividends in the foreseeable future. Our management intends to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business.

USE OF PROCEEDS

We will not receive any proceeds from sale of the shares of common stock covered by this prospectus by the selling stockholders. We will, however, receive proceeds on exercise of outstanding warrants for shares of common stock covered by this prospectus if the warrants are exercised for cash. The warrants may expire without having been exercised. Even if some or all of these warrants are exercised, we cannot predict when they will be exercised and when we would receive the proceeds. We intend to use any proceeds we receive upon exercise of the warrants for general working capital and other corporate purposes.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Through February 11, 2008, our common stock was quoted on the OTCBB under the symbol "SHNL.OB." Our common stock is currently traded on the Nasdaq Capital Market under the symbol "BEST." The following table sets forth, for the periods indicated, the quarterly high and low selling prices for our common stock as reported by Nasdaq.

	For the Year Ended December 31,
	2008
	High	Low
First Quarter	$8.74	$3.00
Second Quarter	4.06	3.00
Third Quarter	3.30	1.53
Fourth Quarter	2.10	0.88

	For the Year Ended December 31,
	2009
	High	Low
First Quarter	$1.39	$0.47
Second Quarter	1.0601	0.5861
Third Quarter	2.25	0.85
Fourth Quarter	1.98	1.20

	For the Year Ended December 31,
	2010
	High	Low
First Quarter	$1.65	$1.13
Second Quarter	1.39	0.89
Third Quarter	1.10	0.85
Fourth Quarter	1.52	1.02

On February 23, 2011, the closing price of our common stock as reported on Nasdaq was $1.40.

Holders

As of February 23, 2011, there were 27,941,491 shares of our common stock outstanding held by approximately 72 stockholders of record. The number of our stockholders of record excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividend Policy

Except for dividends paid to those persons who held shares of our common stock prior to the consummation of the share exchange transaction described on page 2 of this document, we have not paid any cash dividends on our common stock and we have no intention of paying cash dividends in the foreseeable future. Whether we will declare and pay dividends in the future will be determined by our board of directors at their discretion, subject to certain limitations imposed under Nevada corporate law. In addition, our ability to pay dividends may be affected by the foreign exchange controls in China. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

Shares authorized for issuance under equity plans

The table below describes the number of shares of our common stock authorized or available for issuance as of December 31, 2010.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	60,000	$1.25	0
Equity compensation plans not approved by security holders	0	0	0
Total	60,000	$1.25	0

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, which can be identified by the use of forward-looking terminology, such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative thereof or other variations thereon, or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader of the forward-looking statements that such statements, which are contained in this prospectus, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors, including, but not limited to, economic, competitive, regulatory, technological, key employee, and general business factors affecting our operations, markets, growth, services, products, licenses and other factors discussed in our other filings with the SEC, and that these statements are only estimates or predictions. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of risks facing us, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by us in those statements. The forward looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

These risk factors should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. All written and oral forward looking statements made in connection with this annual report that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given these uncertainties, we caution investors not to unduly rely on our forward-looking statements. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. Further, the information about our intentions contained in this document is a statement of our intention as of the date of this document and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and our assumptions as of such date. We may change our intentions, at any time and without notice, based upon any changes in such factors, in our assumptions or otherwise.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Business,” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance.

Unless otherwise indicated, information in this prospectus concerning economic conditions and our industry is based on information from independent industry analysts and publications, as well as our estimates. Except where otherwise noted, our estimates are derived from publicly available information released by third party sources, as well as data from our internal research, and are based on such data and our knowledge of our industry, which we believe to be reasonable. None of the independent industry publication market data cited in this prospectus was prepared on our or our affiliates’ behalf.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

AVAILABLE INFORMATION

This prospectus is part of a Registration Statement on Form S-1 we have filed with the SEC. We have not included in this prospectus all of the information contained in the registration statement and you should refer to our registration statement and its exhibits for further information.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Our website address is http://www.shinerinc.com. The information on our website is not incorporated into this prospectus.

OUR BUSINESS

Overview

We are a Nevada corporation engaged in the packaging and anti-counterfeit plastic film business in the People's Republic of China ("China") through our operating subsidiaries. Our principal executive offices are located at 19th Floor, Didu Building, Pearl River Plaza, No. 2 North Longkun Road, Haikou, Hainan Province, China 570125. Our telephone number is +86-898-68581104. Our website is http: www.shinerinc.com.

Our primary business consists of the research and development, manufacture and distribution of technology driven advanced packaging film products.  Our products include coated film, tobacco film, color printed packaging materials and high-tech anti-counterfeit laser holographic film. All of our operations are based in China and each of our subsidiaries was formed under the laws of China. We currently conduct our business through Hainan Shiner Industrial Co., Ltd. (“Shiner Industrial”), which was incorporated on May 21, 2003 and is headquartered in Haikou, Hainan Province, and Zhuhai Huanuo Packaging Material Co., Ltd. (“Zhuhai”), which was incorporated on December 25, 2006 and is headquartered in Zhuhai, Guangdong Province.  In 2009, Shiner Industrial acquired all of the assets of Hainan Shiny-day Color Printing Packaging Co., Ltd. (“Shiny-day”) and Hainan Modern Hi-Tech Industrial Co., Ltd. (“Hainan Hi-Tech”) in an effort to improve efficiencies, reduce expenses and take advantage of favorable tax treatment.

We were incorporated as Cartan Holdings Inc. on November 12, 2003 in Nevada.  Since July 23, 2007, our principal place of business has been based in China.   As a result of a share exchange transaction, we changed our name to Shiner International, Inc. on July 24, 2007.

We are a principal manufacturer of flexible packaging and high-tech anti-counterfeit packaging films, selling to customers throughout China, Asia, Europe, the Middle East and North America. Our flexible packaging films and anti-counterfeiting films and applications are sold to companies in the following industries: food, tobacco, chemical, agribusiness, medical, pharmaceutical, personal care, electronics, automotive, construction, graphics, music and video publishing and other consumer goods. The Ministry of Science and Technology of China has certified Shiner Industrial, one of our subsidiaries, as a Nationally-Focused Advanced High Technology Enterprise under the State Torch Program, which promotes the development and application of science- and technology-focused businesses in China.

We hold 16 patents and have 10 patent applications pending that relate to certain of our products and manufacturing processes. Although our patents and processes provide us with a competitive advantage, the loss of any single patent would not have a material adverse effect on our business as a whole.

We have several product lines: coated film, BOPP tobacco film, anti-counterfeit film, and color printing services. For the first nine months of 2010, BOPP tobacco film sales accounted for 30% of our revenue, coated film sales accounted for 39% of our revenue, anti-counterfeit film sales accounted for 24% of our revenue, and color printed packaging product sales accounted for 6% of our revenue.

Our current production capacity consists of: five coated film lines with a total capacity of 15,000 tons a year; one BOPP tobacco film production line with a total capacity of 3,500 tons a year; one BOPP film production line with a total capacity of 7,000 tons a year; three color printing lines; and four anti-counterfeit film lines with a total capacity of 2,500 tons a year.

Products

We produce customized, high-quality and competitively priced flexible packaging films that are used by manufacturers in a variety of applications, including producers of foods such as baked goods, beverages, candy/confections, dairy, fruits/vegetables and nuts, and consumer goods, like pharmaceuticals, tobacco, cosmetics and compact discs.  Our packaging provides protection from tampering and contamination and preserves the texture, flavor and integrity of perishable items.  In addition, we provide printing services for a variety of consumer products. Packaged goods require different porosity levels for humidity, gases, as well as fragrance and heat resistance barriers depending on whether the item is edible or a non-food product.

We primarily use biaxially-oriented polypropylene (“BOPP”) as the base film from which more sophisticated films, such as anti-counterfeit, coated and tobacco films are produced. There are multiple manufacturers of BOPP film in China qualified to meet international standards. BOPP refers to the manufacture of polypropylene films using an orienting system. BOPP is manufactured by three different processes, with resulting films having different properties. BOPP films are widely applicable for printing, lamination and over-wrap packaging. The main benefits of BOPP films are its stiffness, durability, high tensile strength and clear optics. The film is light-weight, non-toxic, odorless, transparent, glossy, temperature and moisture-resistant, and retains high barrier resistance, making it suitable for many forms of flexible packaging, printing, laminating, and other applications. We sell our products to packaging customers and distributors in China and throughout Asia, and have been expanding out international business in the Middle East, Australia, North America and Europe.

Upon request of our customers we may use different base films to create products customized to our customers’ needs. The base films include: biaxially-oriented polyethylene terephthalate (BoPET), a polyester film made from stretched polyethylene terephthalate (PET) that is used for its high tensile strength, chemical and dimensional stability, transparency, reflectivity and gas and aroma barrier properties; and biaxially-oriented polyamide film (BOPA), a nylon film used for its high tensile strength, high flex-/stress-crack and puncture resistance, barrier to gases, flavors and odors and high resistance to oil, greases, hydrocarbons and chemicals. Each base film can undergo one of three different processes to create films with different properties. A sequential or double bubble process is used for coating the films, in which a base film, generally a BOPP, BoPET or BOPA film is coated with a water-based latex compound. That compound is usually acrylic, Polyvinylidene Chloride (PVDC) or polyvinyl alcohol (PVOH), which enhance the moisture and oxygen barrier properties of the film while retaining its functionality. Films can be single or double coated with co-extruded structures, in transparent, opaque, or metalized varieties. In the metalized variety, the base film is usually coated with aluminum foil, which gives the film stronger insulation and anti-pressure properties.

Coated film is a functional packaging film in which a thin layer of polyolefin-based film is sealed either on one or both sides of the film with a varying type of chemical substance (coating layer). Depending on which coating layer is used, coated films have greater endurance and tensile strength and can be produced in heat-resistant, shrink-wrapped, pealable or other varieties. Coated film is a functional packaging film with moisture and oxygen barrier property, flavor and aroma preservation properties, as well as their superior clarity and printability. We currently produce 15 varieties of regular coated packaging films and we can produce irregular coated packaging films according to the requirements of customers. As a result of these capabilities and our technology, we believe that we provide the most diverse film product offering in China.

BOPP Tobacco Film is a box over-wrap film designed to meet the industry requirements for packaging appearance, product freshness and clear optics.

Anti-counterfeit film is a specialty product derived from BOPP film and embossed with an advanced technology, multi-dimensional insignia that creates eye-catching images and makes it easier for user’s to increase brand identity. We use proprietary technology to develop specialized anti-counterfeit film products. Losses from piracy and counterfeiting affect a wide number of industries including: music and video publishing, food, medicine, cosmetics, cigarettes and liquor. Anti-counterfeit film is generally used in the packaging of high-end cigarettes, DVDs and other frequently imitated or pirated products.

Color printing services consist of surface printing and reverse printing services used mainly by consumer goods manufacturers and beverage companies. We provide printing services to our clients in our effort to provide value-added services and a one-stop-shop experience. Our printing capabilities span a range of products, such as food, drugs, cosmetics and chemicals. We use alcohol-soluble, benzene free printing ink to meet international environmental and safety standards.

Production Facilities

Our production facilities in the PRC for packaging film are located in Haikou, Hainan Province and Zhuhai located in Guangdong Province. We expect to begin production of BOPP tobacco film at our new Hainan factory by the middle of 2011.

Hainan Factory

Our Hainan factory currently has one BOPP tobacco film production line with total capacity of 3,500 tons per year, three anti-counterfeit film lines with an annual capacity of 1,000 tons, three coated film lines with an annual capacity of 6,000 tons and two 8-color printing lines. Our Hainan Factory consists of four buildings dedicated to film production and administrative offices.  In 2009, we began construction of a new facility in the Hainan Shiziling Feidi Industrial Park. We completed phase 1 of construction on our new manufacturing facility in Hainan in April 2010 and have successfully begun operations. The new facility in Hainan is a well-designed industrial park, with a total factory space of approximately 500,000 square feet. The new plant allows us to consolidate operations and processes from three separate locations into this central location; which will provide immediate operational efficiencies, improved quality control and cost savings. We believe this new facility provides us with the opportunity to better serve international customers and puts Shiner in a better competitive position to win new business.

We plan to build a new tobacco film production line to be completed in the second quarter of 2011. The new line will be a BOPP film production line in a fully automated plant equipped with state-of-the-art production machinery from Germany and England. We expect this additional production line to increase our annual BOPP tobacco film capacity by an additional 10,000 metric tons.

Zhuhai Factory

We completed the construction of our Zhuhai Factory in 2006 to meet the growing demand for BOPP films. The Zhuhai Factory is equipped with one BOPP film production line with an annual capacity of 7,000 tons, two coated film lines with an annual capacity of 9,000 tons, one anti-counterfeit film line with an annual capacity of 1,500 tons and one 10-color printing line.

Sales and Marketing

Overview

Our sales and marketing strategy focuses on establishing and maintaining a reputation for consistent and stable production of innovative high quality packaging film at competitive prices, providing dependable and efficient customer support services, and building stable and enduring relationships with our customers.

Sales Network

We sell our packaging film and services to dozens of food, beverage, and consumer good manufacturers and film across the world, with a focus on the PRC market. Our customers are located in 20 provinces, three municipalities and three autonomous regions in the PRC. Our sales group is divided into two teams, a domestic sales team focusing on the PRC market and an international sales team focusing on the European, American, Middle Eastern and Asian markets. We seek to expand our market share in Europe, North American, other Asia-Pacific and South American markets that we believe possess growth potential.

Our sales representatives maintain regular contact with customers to track product performance in order to ensure customer satisfaction. Our sales department is also responsible for handling inquiries, processing and allocating orders to our production team, confirming orders and product specifications from customers, and providing after-sales services such as gathering market information and conducting surveys. In addition, these sales personnel are also responsible for handling ad hoc product inquiries and for cultivating relationships with potential new customers. Through regular contact with our customers, we are able to ascertain the current and future demand for existing products and the potential demand for new products.

In the PRC, we have a sales team of 30 staff, with two separate sales departments focusing on domestic and international customers. The majority of our sales professionals are university graduates and 10 of them have greater than ten years industry experience. Our sales representatives are divided into five major sales regions in the PRC based on the location of our customers - Guangdong and Guangxi, Northwest China, Southwest China, Northeast China and Eastern China. During 2010, we opened a new sales office in Shanghai which will focus on the domestic food safety packaging market and target China’s leading food processors. We have an experienced sales team in Shanghai with each of our sales representatives having 5 or more years of industry experience.

In the international market, our sales team has adopted a strategic regional sales and marketing system and established an extensive sales and marketing network throughout North America, Europe and Asia. We have entered into preliminary letters of intent with potential representatives and agents in Asia, Europe, and the United States in relation to marketing and distribution of our flexible packaging films.

Marketing

We have refocused our marketing and sales strategy to match our customer focused business strategy. Our marketing activities are geared towards supporting the activities of our sales team by keeping abreast of industry trends, interacting with existing customers, cultivating new relationships and building brand awareness. By visiting our customers in the PRC regularly and nurturing close relationships it enables us to identify market trends, understand customers’ evolving needs, adjust and manage our production processes and proactively resolve customers’ issues and concerns. These regular contacts, visits, and interviews allow us to gain insight into the latest market trends and to capture business opportunities ahead of our competitors. We also distribute marketing materials we produce from time to time to our customers in person during such visits or otherwise by email or mail. Because of the attractive location of our plant and facilities in Haikou on Hainan Island, generally known as the “Hawaii” of China, we frequently invite potential customers to visit and inspect our operations first-hand and we also host many of the annual tobacco and other large industry management conventions.

We participate regularly in industry exhibitions and international trade fairs held in the PRC and internationally. To attract new customers and to maintain brand awareness in the industry, we regularly advertise our Company and products in industry magazines and on our own website. Members of our senior management team are frequent speakers at industry events and also give interviews to industry magazines from time to time to raise our profile. Currently, we have 30 employees in our marketing group, 10 of these have worked in the industry for ten years or more and are familiar with buyers’ changing needs and concerns.

Competitive Advantages

We believe that we are able to effectively compete in both the domestic Chinese and international markets by means of proven quality, cost advantages and a service team that supports our customers before, during and after the sale process in order to build long-term customer relationships. Our customer-oriented perspective permeates each business unit and is largely responsible for our ability to penetrate new markets and successfully build on sales to new customers.

Established long-term relationships with reputable customers in diversified end markets.  We have established an extensive customer base in a wide variety of industries, including food, beverage, cigarette, pharmaceuticals, chemicals, and other consumer and industrial goods. We believe this wide range of end markets reflects the strength of our experience and reputation as a qualified flexible packaging film producer, as well as  the broad range of available markets for our products. Many of our customers are PRC's Top 500 enterprises, and we believe we are well positioned to benefit from our established customer relationships.

Ability to provide customized products and solutions. As part of our differentiation strategy, we work closely with customers to understand and design innovative products based on our ability to formulate different blends of resins and additives to produce film with specific properties for our customers based on their unique requirements. This strategic advantage is difficult for our competitors to duplicate given the technological and manufacturing flexibility that it demands. As a result of our diverse, high quality product offering, we have been able to increase pricing of our certain coated film products.

One-stop service. We are able save customers both lead-time and costs by providing one-stop service in which we not only sell the film but also develop the production processes that produce the end packaging product.

Advanced production facilities and stringent quality control.  We continually invest in our production capabilities and furnish our facilities with advanced equipment. Our products have been ISO9001:2000 accredited since 2003. We believe that stringent quality control standards are crucial to our success and the continuous growth of our business. In order to maintain such standards, we conduct inspection at all stages during the production process. In that regard, we have adopted a quality management system covering the sourcing of raw materials, each stage of production, the delivery of final products, and post-sales quality control. We also provide employees with continuous training in order to help reduce the occurrence of repeated errors.

Strong research and development capabilities.  We have an experienced research and development team of 21 professionals. The team has successfully developed new products and technologies, which have led to 16 patents and 10 pending patent applications. We also work with reputable academic and research institutions to undertake specific research and development projects. In 2006, we entered into a five-year research agreement with China’s Science & Technology University.  Under the terms of this agreement, six professors, all holding advanced degrees, work in conjunction with our R&D team.  Shiner owns the proprietary rights to all findings to dedicated research projects which are undertaken at our request. We pay the university estimated fees of $12,850 annually under this agreement.

Awards and Certifications

Our subsidiary, Shiner Industrial Co., Ltd., has received the following awards and certificates, each of which, we believe, is an indication of our achievements, the quality of our products and makes us more attractive to our potential customers and therefore a more competitive company both in the local and international markets:

Date	Award/Certificate	Issuing Authority

November 2003 (1)	ISO 9001:2000 Certificate	China Certification Center for Quality Mark

September 2007	Key High-Tech Enterprise of the National Torch Program	Ministry of Science and Technology

January 2010	Awarded as one of the Top Ten Leading Enterprises in China food packaging industry	CNTV.COM, the website for China Network Television

December 2010	Designated as “Advanced Enterprise of Chinese Plastic Industry”	China Plastic and Packaging Association

December 2010	2010 China Packaging Brand Excellence Award	China Packaging Federation

(1)
ISO 9000 certification has become an international reference for quality management requirements in business-to-business dealings. This certification enables us to compete on many more markets around the world and provides our customers with assurances about our quality, safety and reliability.

Raw Materials

Major raw materials required in the manufacturing processes for our packaging products include petroleum-based resins and mixing chemicals, which are primarily supplied to us by large chemical companies. For these raw materials, we generally maintain purchase contracts for a period of no greater than six months. However, for many other materials, we can generally choose from multiple producers and such orders are placed on an “as-needed” monthly basis.

As all BOPP films, including tobacco and anti-counterfeit, are petroleum based, the effects of any short-term fluctuations in the price of oil will be averaged into the earnings over the period due to the cyclical nature of production, inventory and sales. Any long-term increases in the price of oil will have an adverse impact on our earnings. However, as there are currently no synthetics or substitute materials available in the market, management believes that any long-term increase in the price of oil will be made up for by an increase in sale prices by all film producers

The base materials for many of Shiner Industrial’s products are derived from petroleum. Approximately 50% of the raw materials for Shiner Industrial’s BOPP tobacco film operation are imported from multi-national chemical companies such as Sumitomo Chemical Co., Ltd.  In contrast, only about 8% of the raw materials for our coated films are imported because the current base BOPP film can be supplied through qualified domestic suppliers in China.  All of the raw materials for our color printing operations are purchased domestically in China. There are numerous suppliers for these raw materials. We generally select a supplier based on the best combination of quality, price and service. There are no raw materials used in our color printing production process that are provided by any sole source supplier.

BOPP is a major raw material for our flexible packaging films; our Zhuhai BOPP film line produces sufficient basic BOPP film to satisfy our coated film production needs.  In 2010, this saved us approximately $68 per ton in raw material costs.

In general, we do not have long term contracts with our suppliers. We maintain relationships with two to three approved suppliers for each raw material purchased and generally experience no delay in meeting our production needs on a timely basis. Currently, raw materials are readily available and we expect to continue to successfully manage raw material supplies without significant supply interruptions.

Customers

Our customers are composed mainly of consumer products manufacturers, distributors, printers and packaging industry distributers. About 80% of our customers are located in China, with the remainder located in Southeast Asia, Europe and North America. While our coated, tobacco, and anti-counterfeit packaging films are sold in the international market, our color printing business mainly serves customers in China who are looking for one-stop service to fulfill their printing and packaging needs by a single vendor.

We are the leading producer of coated film in China, with approximately 50% market share of the Chinese domestic coated film output in 2010. Our domestic competitors exist only in the form of smaller rivals with an average capacity of several hundred tons. Approximately 70% of our sales are made directly to customers, with the remaining 30% being sold through domestic distributors servicing one-off, small-scale packaging operations. We believe we are the leading producer of coated films nationally, and enjoy a reputation both for first-rate quality and service.  We maintain contracts with our larger customers generally for periods ranging from six months to one year. Smaller customers, those that constitute less than 2% of our overall sales are subject to pre-payment on all orders. Our largest domestic customer, Huian Dali Packaging Co., Ltd., a manufacturer of cakes and snack foods, accounted for approximately 29% of our coated film sales in China and 8.53% of our total sales in the first nine months of 2010.

During the first nine months of 2010, our top 10 customers accounted for approximately 70% of our total international coated film sales with an average sale of $300,000 per customer. Approximately 40% of our exported coated film is sold to printing and packaging companies located in Australia with the remainder sold to companies located in the United States, New Zealand, Southeast Asia, Turkey, South Africa. Approximately 50% of our exported coated film sales are made to the “converter” industry, which represents mass packaging operations mainly in Southeast Asia and Eastern Europe that serve as packaging hubs for products sold in the U.S. and European markets. Rolls of finished coated film are sent to the converters where they print, cut, fold, and insert re-sealable zips to form pouches for items such as dried fruits, nuts, beverages and dairy products like cheese and yogurt.  Our largest international customer, Impak Films Pty. Ltd. ("Impak"), an Australian packaging distributor, accounted for approximately 22% of our coated film sales and 7% of our total sales in 2009.

As tobacco remains one of the state-controlled industries in China, all of our domestic BOPP tobacco film sales are made to provincial cigarette manufacturers who can buy only from pre-approved domestic manufacturers meeting the quality and technical specifications as well as the standard price requirements of the Chinese government. We currently sell our BOPP tobacco film to 28 out of 32 provincial cigarette manufacturers and have verbal contracts to sell over 5,000 tons of film per year to the state owned cigarette company of China.

We introduced anti-counterfeit film products in 2005 as a superior alternative to the industry’s hologram printed films. Our largest customer in the domestic market is Hainan Yeshu Group, and our largest customer in the international market is Vietnam Tobacco Imports and Exports Co. ("Vintaba"), the tobacco production company of the Government of Vietnam. Our anti-counterfeit product sales were approximately $7.8 million in 2009, of which Vintaba accounted for approximately 41% and the Hainan Yeshu Group accounted for approximately 19% of these sales. A majority of our customers are brand name producers seeking to protect copyrights and reduce the occurrence of pirated product. According to the American Film Institute, the Chinese film market suffers a loss of $2.69 billion each year due to piracy, including the annual loss of $1.6 billion from piracy of CDs and DVDs.

At the Sixth Global Congress to Combat Counterfeiting & Piracy (February 2011), International Chamber of Commerce Secretary General Jean-Guy Carrier reported that “the total impact of illicit trade in fakes is staggering, with more than US$ one trillion in annual losses to global economies, governments and consumers and potentially more than two million jobs at risk.”  Reports from the Congress showed that the trade of counterfeit cigarettes currently accounts for 6% of the global tobacco trading and manufacturing and selling counterfeit cigarettes in the global market has reached approximately 150 billion units per year.  According to new research of the Business Software Alliance, the percentage of counterfeit software in the global market increased to 43% in 2010 from the 41% in 2008, resulting in more than $50 billion in losses to the industry.

The main customers of our color printing business are brand-name food and commodity companies in China that have strict requirements for quality and service. We believe that our customers are also attracted to the one-stop service that we offer by fulfilling both their packaging film and printing requirements.  Our two largest customers, Dongguan Lidun Detergent Industrial Co., Ltd. and Yeshu Group, accounted for 42% and 11%, respectively, of color printing sales in 2009.

Research and Development

We highly value our strong research and development support team. Our research and development team includes 21 engineers and technicians with each person holding a bachelor or other advanced degree and most personnel have direct or related field experience. Our research and development team strives to improve our production process, product quality and product compatibility to reinforce our competitive advantage in the market. In particular, our research and development efforts are focused on: (i) identifying processes that improve our cost-efficiency and our customers’ production efficiency; (ii) identifying alternative production materials to generate comparable performance at a lower cost to our customers

Our R&D team is the first point of contact for customers in the event of quality related concerns and assists customers with identifying and resolving problems, offering effective and efficient solutions and facilitating discussion with our production team. Our R&D team has a long track record of experience in the flexible packaging industry and is capable of translating customer requests into solutions.

We built Hainan Film Engineering Center in Haikou, under which there are four well-equipped professional laboratories, in addition we also set up R&D centers both in the Hainan and Zhuhai locations. Our engineers have designed two of the coated film production lines. By designing our own production lines, we intend to reduce our fixed asset investment by approximately 35% and better meet our specific manufacturing needs. The director of our research department has over 15 years of working experience in the industry.

During 2009 and the first nine months of 2010, we spent approximately $347,610 and $1,211,626 respectively, on research and development projects with the majority expended on new product trials and experimental manufacturing techniques, including fog prevention and high heat shrinkable films. In 2011, we plan to spend approximately $2.4 million in the development of functional coatings of coated films and functional BOPP film. Functional coatings and film are designed to meet certain functional requirements of our customers and market, such as improved sealing and barrier properties.  All research and development costs are funded through our operating cash flow and are expensed as incurred.

In addition to in-house research and development, we have sponsored several projects with research institutions and universities in China to which we retain all proprietary rights for the research funded by us. We also have a formal agreement with China’s Science & Technology University through 2010 for which we have proprietary rights to all findings based upon dedicated research conducted on our behalf. We also have informal alliances with Fudan University in Shanghai, Sun Yat Sen University (Zhong Shan) in Guangzhou and Tsinghua University in Beijing.

Intellectual Property

We hold 16 patents on both products and production equipment that have been issued by the State Intellectual Property Office of China. We have additional products and production equipment for which 10 patent applications are currently pending which we expect to receive approval for in 2011. Our current patents expire between 2012 and 2030.  We also have two trademarks issued by the State Intellectual Property Office of China.

Employees

We have a centralized labor management system for our operating subsidiaries. Labor and employment affairs of each subsidiary are managed by our central human resources department. Currently, we have 510 full-time employees.

Industry Overview and Outlook

Domestic consumption has always been considered by the Chinese government as one of the key drivers for national economic growth. Over the past several years, the Chinese government has released a number of industry policies and measures to encourage domestic consumption that would benefit the packaging industry. In July 2008, the Ministry of Finance of China established a fund to support the development of new and innovative products and technologies for the packaging industry, focusing on environmental protection, energy efficiency and renewable applications. New products and technologies that are certified by relevant governmental departments to have met the national standards will be given a subsidy or loan discount up to RMB 5.0 million (approximately $0.7 million).

China's packaging industry has grown steadily since the mid-1980s with one of the highest growth rates in the international packaging market. According to China Packaging Federation, the Chinese packaging market reached over RMB 1.0 trillion (approximately $147.5 billion) in 2009 and is estimated to have reached over RMB 1.2 trillion (approximately $179.5 billion) in 2010. China is the second largest packaging market in the world since 2008. According to Euromonitor International's Packaging Industry in China Report in January 2009, the packaging industry became China's 14th largest industry sector and contributes about 2.5% of the country's GDP.

Economic Growth of the PRC

The PRC economy has grown significantly since the implementation of economic reforms and opening-market policies in the late 1970s. According to the National Bureau of Statistics of China from 2005 through 2009, nominal GDP in the PRC increased from RMB18.3 billion (US$2.8 billion) to RMB34.1 billion (US$5.2 billion).  Due to rapid economic growth in the PRC and the influx of migrants from rural areas to developed urban areas, the PRC is experiencing unprecedented urbanization of its population. This trend, along with the large population base of the PRC, is anticipated to create an attractive consumer market both in terms of size and growth in purchasing power.

Government and Environmental Regulation

The Food Safety Law of the PRC (“Food Safety Law”) was enacted on February 28, 2009 by the Standing Committee of the National People’s Congress and became effective on June 1, 2009. The Implementation Regulations of the Food Safety Law (the “Implementation Regulations”) were subsequently promulgated on July 20, 2009 and were immediately effective.

Pursuant to the Food Safety Law and its Implementation Regulations, the Chinese government regulates food manufacturers (producers and processors) and operators (distributors and caterers), as well as manufacturers of (i) food additives, (ii) packaging materials, containers, detergents and disinfectants used with food and (iii) tools and equipment used in production and processing of food. Under this law, manufacturers who are engaged in the production of food, food additives and food related products must comply with applicable food safety standards and must satisfy inspection and approval procedures with regard to their products before sending them into the market. In addition, food manufacturers are required to check business permits and product qualification certificates of their suppliers from whom they purchase food materials, additives and related products and to inspect such products to ensure that they conform to applicable food safety standards. Any violation of the Food Safety Law and its Implementation Regulations may result in legal liabilities, such as warnings, fines, damages, or even in criminal liabilities for serious violations. (Introduction to the Food safety law)

Shiner has been appointed a “Standards Creator” in Coated Film by the Standardization Administration of the PRC.  As such, Shiner has been working closely with various government agencies to assist the regulatory authorities in drafting new packaging guidelines that that will help ensure a safe food supply as outlined in the Food Safety Law. It is our belief that large domestic Chinese food manufacturers will utilize coated film packaging to meet the requirements detailed in the Food Safety Law standards.

Additionally, our products are subject to regulation by agencies of the provincial government of Haikou responsible for food packaging and hygiene and the regulatory schemes of international governmental authorities governing the food safety, quality and hygiene of our customers.  The safety, quality and hygiene requirements of many of our customers, especially those located internationally, exceed government requirements in China. Our PVDC and all coated films have already met FDA requirements, as well as the requirements for food products packaging sold in the European Economic Community ("EEC").

Business registrations, our production processes, and certain products are certified on a regular basis and must be in compliance with the laws, rules and regulations of various governments and industry agencies. Our subsidiaries have been assessed and certified as meeting the requirements of ISO 9001:2000 for designing and manufacturing BOPP films, PVDC coated film, BOPP laser holographic anti-counterfeit film for packaging by the SGS Group.

We are also subject to China’s National Environmental Protection Law as well as a number of other national and local laws and regulations regarding pollutant discharge for air, water and noise pollution. We believe that we are in compliance with such laws and regulations.

In 2009 and 2010, we incurred expenses of approximately $10,000 and $15,000, respectively, to comply with governmental and environmental regulations in China.

Competition

We believe that our expertise in manufacturing of specialty films provides us a distinct advantage over competitors in China, most of whom are focused mainly on commodity films, such as BOPP, BoPET, PVC and BOPA. We are the leading producer of coated films in China with limited domestic competition only in the form of smaller rivals with an average capacity of several hundred tons. Internationally we face strong competition from industry leaders such as DuPont Energy Co., Innovia Films Ltd. and Exxon Mobil Corporation. Each of these corporations has much larger production capacity than us, and each has a strong reputation as they have significant experience in the coated films market.

As tobacco remains a state-owned and operated industry in China, the government buys only from approved PRC domestic vendors and competition exists only in the form of other domestic film companies. In addition, each province is required to maintain two to three suppliers. Thus, competition among qualified players is typically limited. In the domestic market there are several qualified large producers including: Jian su Zhongda New Material Group Co., Ltd., Fo Shan Plastics Group Co., Ltd, Zhanjiang Packaging Enterprises Ltd., Yunnan Kunlene Film Industries Co., Ltd., Yunnan Hongta Plastics Co., Ltd., Hubei Firsta Packaging Co., Ltd. As we have attained certification as a government supplier, a certain level of annual sales is guaranteed to us from the government of China. In the international market, we face competition from large multi-nationals as well as Southeast Asian and Japanese firms. We believe we have an absolute price advantage over our Western competitors due to our lower production costs.

Anti-counterfeit Film

Our anti-counterfeit film is unique, as such we do not have a direct competitor for this product. However, established international producers such as Applied Extrusion Technologies, Inc. and Innovia Films Ltd. do produce their own anti-counterfeit films based mainly on printed holograms, which are relatively simple to duplicate. Rather than direct competition, we are focusing on marketing efforts on awareness and educating buyers as to the superior quality of our products over these hologram-based counterfeit films.

We are the largest color printing service provider in Hainan province and rank approximately 20th in the overall Chinese market. Due to low operating costs, the printing industry is highly fragmented with approximately 4,000 soft packaging and printing companies in China.  As a result, competition in China is fierce and industry margins are low. Accordingly, we maintain our printing services mainly as a convenience for current film customers who are more concerned with quality, service, and one-stop printing and packaging service than with price.

The primary barriers to enter the market include obtaining a printing license and significant capital investment in large-scale production facilities. We believe our competitive advantages over domestic players are better cost-efficiencies due to economies of scale and significant order volumes, long standing relationships with customers, advanced technologies and equipment deployed in our manufacturing process, high product quality with competitive cost structure and a well-known brand name. Our competitive advantages over international players include significant production capacity, a large existing customer base, the flexibility to customize our products, better local knowledge and connections in the PRC, lower price resulting from our lower cost structure and competitive product quality.

Corporate Outlook

With the mild recovery of the global economy, and growing consumer confidence in the Chinese domestic markets, we are cautiously optimistic that consumption of our products will continue to grow. We are experiencing an increase of inquiries from food manufacturers on how to comply with the Food Safety Law that went into effect in 2009. This renewed interest from manufacturers affects our entire breadth of products and we are confident this will lead to an overall improvement in our business.   We believe that we are well positioned to be the prime beneficiary of increased domestic consumption, a growing world economy, and increased market penetration as the full impact of the Food Safety Law requirements are realized.

We believe that there are several positive trends that will continue to accelerate our growth, consumer demand for packaged goods, which offer convenience, quality, aesthetics and lifestyle branding will grow as Chinese consumers find themselves with increasing disposable income and as more purchases are made in supermarkets and away from wet markets and small independent food stores. We are well positioned to take advantage of these trends by providing retail foods and consumer goods manufacturers with beautiful printed flexible packaging.

Rapid Economic Growth and Rising Disposable Income. The growth of the flexible packaging industry is highly correlated with economic growth as the demand for packaging products is driven by improving demographic trends, including living standards and urbanization, as well as expanding industrial output. According to China National Bureau of Statistics, China is one of the fastest growing economies, its GDP having grown rapidly with a compound annual growth rate of 16.0% in the past five years. Per capita disposable income of urban households had a compound annual growth rate of 11.8% over the past ten years and per capita disposable income of rural households had a compound annual growth rate of 9.6% during the same period. China's economy is expected to continue to grow in the next few years with an average GDP growth forecast of 8.4% from 2009 to 2014 by World Bank.

High Growth of the Domestic Consumer Sectors. The main customers of the flexible packaging industry are consumer and industrial goods manufacturers that use corrugated paper cartons for packaging and shipping of their products, including food and beverage, daily necessities, pharmaceuticals, and consumer goods. Catalyzed by the high growth of per capita disposable income and a series of favorable government policies, retail sales of consumer goods in China have grown rapidly and reached RMB 12.5 trillion (approximately $1.9 trillion) in 2009, representing a compound annual growth rate (CAGR) of 16.1% from 2004, according to China National Bureau of Statistics. The continued robust growth in retail sales of consumer goods has had a significant positive impact on the demand for flexible packaging products.

Total Retail Sales of Consumer Goods in China

    Source: China National Bureau of Statistics

Substitution to Other Packaging Materials Due to Environmental Concerns. With environmental concerns becoming an increasingly important topic around the world, the Chinese government is demanding more environmentally friendly properties in packaging materials. Packaging materials are expected to be energy saving, toxic-free, reusable, degradable and multi-functional. Compared to packaging materials made of metal, plastic, wood or glass, flexible packaging film has always been regarded as relatively "greener packaging" due to its lighter weight and degradable qualifies, along with the ease of storage, shipment and processing.

Growth Strategy

Our principal business objective is to further grow our market share in the flexible packaging film business and continue to expand domestically and internationally by pursuing the following key strategies:

Increase our market share by expanding our sales network and customer service. We believe that the flexible packaging industry in China has substantial growth potential. In order to penetrate the key markets, we plan to set up a processing factory and warehouse in Shanghai. We plan to attract new customers and increase our market share by increasing our existing sales and marketing activities and strengthening our customer service within and outside of China. We plan to strengthen our customer service network by establishing a global customer service center located in Shanghai.

Continue to expand our production capacity with a focus on key geographic markets.  We plan to increase our production capacity through potential acquisitions or installation of new production lines, or both, to meet the expected increase in the demand for our products. We expect to complete a new product line in June 2011 which will provide us an additional 10,000 tons of capacity giving us a total capacity of 35,500 tons.  Additionally, we foresee industry consolidation and believe that we are well positioned to benefit from such a market trend. We believe we are in a position to acquire distressed competitors with working capital difficulties to expand our production capacity.

Strengthen our research and development capabilities, expand our product portfolio and improve our production efficiency.  In order to maintain our competitiveness, we will continue to strengthen our research and development capabilities through staff training, equipment upgrades and collaborative research and development programs. We will focus our research and development efforts on the expansion of our product portfolio to meet the changing needs of our customers and the growing demands for packaging products. Moreover, we intend to develop technologies that would help us improve production efficiency and product quality while lowering production costs.

Strategically explore value-enhancing acquisitions and/or joint ventures to further grow our market share. To date, we have relied on organic expansion to achieve growth. We may strategically explore value-enhancing acquisitions and/or joint ventures to further grow our market share. We may also consider targeted acquisitions or investments where we stand to gain access to additional production capacity or proprietary technology relating to packaging, which we believe may further enhance our current products and services, and expand our position in key markets.

Further expand and penetrate selective international markets. We plan to continue our efforts to move beyond the PRC market and establish ourselves as a global flexible packaging provider. By the end of 2011, we plan to open at least six sales offices in China and eight sales offices overseas, in North America, Europe and Australia. These new sales offices will allow us to maintain closer relationships and contacts with the end users of our products, improving our responsiveness and our ability to gather intelligence and feedback.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. At the close of business on Februay 23, 2011, we had 27,941,491 shares of common stock outstanding.  In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of February 23, 2011 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Security Ownership of Certain Beneficial Owners

The table below sets forth information, as of February 23, 2011, concerning each person that is known to us to be the beneficial owner of more than 5% of Shiner’s common stock.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock

First Wilshire Securities Management, Inc. (1) 1224 East Green Street, Suite 200, Pasadena, California 91106	2,420,544	8.66%

Yuet Ying 19/F, Didu Building, Pearl River Plaza, No. 2 North Longkun Road, Haikou, Hainan Province, China 570125	11,720,908	41.95%

(1)
This information is derived from a Schedule 13G/A filed by First Wilshire Securities Management, Inc. (“First Wilshire”), a registered broker-dealer, on February 15, 2011.  First Wilshire has sole voting power with respect to 988,880 of these shares, shared voting power with respect to none of the shares and sole dispositive power with respect to 2,420,544 of the shares that it is deemed to beneficially own.

Security Ownership of Management

The table below sets forth information, as of February 23, 2011, concerning each of our named executives; each director; and all of the directors and named executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned

Yuet Ying	11,720,908		41.95%

Jian Fu	51,000	(1)	*

Qingtao Xing	0		—

Xuezhu Xu	40,000	(2)	*

Brian Cunat	20,000	(3)	*

Michael Antonoplos	0		—

Zhenhuan Yuan	0		—

All officers and directors as a group (7 persons)	11,831,908		42.35

*	Less than 1 percent

(1)	The shares reported include 51,000 shares held by Mr. Fu's spouse. Mr. Fu disclaims beneficial ownership of the shares held by his spouse.

(2)	The shares reported include 40,000 shares held by Ms. Xu's daughter. Ms. Xu disclaims beneficial ownership of the shares held by her daughter.

(3)	The shares reported include 20,000 shares issuable upon the exercise of currently exercisable options granted to Mr. Cunat.

SELLING STOCKHOLDERS

The shares of common stock included in this prospectus (including shares issuable pursuant to the terms of outstanding warrants) were issued in a private placement transaction pursuant to which we sold an aggregate of 2,608,336 shares of our common stock and warrants to purchase 521,664 additional shares of our common stock at a purchase price of $1.20 per unit (each unit consisting of one share of common stock, and a warrant to purchase 20% of one share of common stock at an exercise price of $1.70 per share). The warrants are immediately exercisable and expire on the twenty seven month anniversary of their issuance. The original issuance of the shares of common stock and warrants was exempt from the registration requirements of the Securities Act.  The private placement was completed on December 28, 2010.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number and percentage of shares of common stock beneficially owned by each selling stockholder, based on its ownership of shares and warrants, as of February 23, 2011, assuming exercise of all of the warrants held by the selling stockholders on that date, without regard to any limitations on exercise. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. Each selling stockholder’s percentage of ownership in the following table is based on 28,463,155* shares of common stock outstanding as of February 23, 2011.

Stockholder	Beneficial Ownership Before Offering		Shares of Common Stock Included	Beneficial Ownership After the Offering
Name and Address	Number*	Percentage**	in Prospectus	Number*	Percentage**
Octagon Capital Partners 155 West 68th St., #27E New York, NY 100232	120,000		120,000	0

Heller Capital Investments 700 E. Palisades Ave. Englewood Cliffs, NJ 07632	150,000		150,000	0

Stanley Liebowitz 74 Lakeshore Dr. Eastchester, NY 10709	250,000		250,000	0

Yue Mei Jiang 79-29 153rd Street, 2nd Floor Flushing, NY 11367	200,000		200,000	0

Bo Liu 38 Ellenhall Square Toronto, Ontario, CN M1W 3B2	200,000		200,000	0

John Peter Selda IRA 1224 East Green Street, Ste 200 Pasadena, CA 91106-3171	100,000		100,000	0

George Loxsom IRA 1224 East Green Street, Ste 200 Pasadena, CA 91106-3171	30,000		30,000	0

Gregory Cook IRA 1224 East Green Street, Ste 200 Pasadena, CA 91106-3171	50,000		50,000	0

Lake Street Fund, LP 1224 East Green Street, Ste 200 Pasadena, CA 91106-3171	300,000	1.05	300,000	0

Fred and Jean Astman, JTWROS 1100 N. Hidalgo Alhambra, CA 91801	300,000	1.05	300,000	0

Xue Ya 15 Van Hise Ct. East Brunswick, NJ 08816	50,000		50,000	0

3CM China Growth Fund I Ltd. Winterbotham Place Marlborough & Queen Streets Nassau, Bahamas	1,380,000	4.85	1,380,000	0

*	Includes those shares issuable upon exercise of the Warrants
**	Less than 1%, unless otherwise specified

PLAN OF DISTRIBUTION

The selling stockholders identified in this prospectus may offer and sell up to an aggregate of 3,130,000 shares of our common stock which we have issued to them, or which we may issue to them upon the exercise of certain warrants issued to them. The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

All of the shares and warrants described above were previously issued in a private placement transaction completed prior to the filing of the registration statement of which this prospectus is a part.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement of which this prospectus is a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have agreed to pay all expenses of the registration of the shares of common stock including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with our agreement to register the shares, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

The following description of our securities and provisions of our articles of incorporation and bylaws is only a summary. You should also refer to the copies of our certificate and bylaws, copies of which have been incorporated by reference as exhibits to the Current Report on Form 8-K filed with the SEC on July 27, 2007. The following discussion is qualified in its entirety by reference to such exhibits.

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001. As of February 23, 2011, 27,941,491 shares of common stock were issued and outstanding and held of record by 72 stockholders.

Under the articles of incorporation and bylaws, holders of common stock do not have cumulative voting rights. Holders of common stock, on the basis of one vote per share, have the right to vote for the election of the members of the board of directors and the right to vote on all other matters, except those matters on which a separate class of stockholders vote by class to the exclusion of the shares of common stock. Holders of common stock do not have any preemptive, subscription or conversion rights.

Holders of common stock are entitled to receive dividends declared by the board of directors out of legally available funds. Since our inception, we have not declared or paid any cash dividends on our common stock. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying cash dividends in the foreseeable future. In the event of our liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of outstanding shares of preferred stock, if any.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is StockTrans, Inc., a Broadridge company, 44 West Lancaster Ave., Ardmore, PA 19003. Our transfer agent’s telephone number is (610) 649-7300.

INTEREST OF NAMED EXPERTS

No expert or counsel named in this registration statement as having prepared or certified any part of this statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or will receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Our audited financial statements as of December 31, 2009 and for the years ended December 31, 2009 and 2008 were audited by Goldman Kurland & Mohidin LLP, an independent registered public accounting firm, to the extent set forth in its report and are included herein in reliance upon the authority of this firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Stevens & Lee, P.C. located in Philadelphia, Pennsylvania.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in any such document is deemed “furnished” in accordance with the rules of the SEC:

•	Our definitive proxy statement on Schedule 14A for the 2010 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on May 11, 2010;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, filed on May 12, 2010, August 16, 2010 and November 15, 2010, respectively;

•	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 31, 2010; and

•
Our Current Reports on Form 8-K filed on May 11, 2010, May 12, 2010, May 12, 2010, May 13, 2010, June 24, 2010, June 29, 2010, July 7, 2010, July 15, 2010, August 6, 2010, August 13, 2010, September 14, 2010, September 20, 2010, September 23, 2010, October 12 , 2010, November 12, 2010, December 29, 2010, January 14, 2011, February 17, 2011, and February 23, 2011.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus contained in the registration statement but not delivered with this prospectus at no cost to you, by writing, calling or emailing us at: 19th Floor, Didu Building, Pearl River Plaza, No. 2 North Longkun Road, Haikou City, Hainan Province, China 570125, telephone 86-898-6858, ext. 1104, or info@shinerinc.com. The reports and documents and other information about us is also available at http://www.shinerinc.com.  However, the information in our website is not a part of this prospectus and is not incorporated by reference into this prospectus

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The articles of incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct meets the requirements of Nevada law to impose such liability. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our bylaws provide, among other things, that a director, officer, employee or agent of the corporation will be indemnified against all expense, liability, and loss (including attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with any threatened, pending, or completed action suit, or proceeding, whether civil, criminal, administrative, or investigative provided that he or she either is not liable pursuant to Nevada Revised Statutes 78.138 (relating to liability of directors and officers to the corporation in certain instances) or acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act, may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

SHINER INTERNATIONAL, INC.

3,130,000 SHARES OF COMMON STOCK

PRELIMINARY PROSPECTUS

________________, 2011

Until _____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following is an estimate of the expenses which will be incurred by the Company in connection with the issuance and distribution of the securities being registered.

The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in the registration statement.

SEC Registration Fee	$516
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$50,000
Total	$60,516

Item 14. Indemnification of Directors and Officers

Section 78.138 of the Nevada Revised Statutes provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Item 15. Recent Sales of Unregistered Securities

On December 28, 2010, we sold an aggregate of 2,608,336 Units at an offering price of $1.20 per Unit for aggregate gross proceeds of approximately $3.13 million to each of the following persons:

Octagon Capital Partners
155 West 68th St., #27E
New York, NY 100232

Heller Capital Investments
700 E. Palisades Ave.
Englewood Cliffs, NJ 07632

Stanley Liebowitz
74 Lakeshore Dr.
Eastchester, NY 10709

Yue Mei Jiang
79-29 153rd Street, 2nd Floor
Flushing, NY 11367

Bo Liu
38 Ellenhall Square
Toronto, Ontario, CN M1W 3B2

John Peter Selda IRA
1224 East Green Street, Ste 200
Pasadena, CA  91106-3171

George Loxsom IRA
1224 East Green Street, Ste 200
Pasadena, CA  91106-3171

Gregory Cook IRA
1224 East Green Street, Ste 200
Pasadena, CA  91106-3171

Lake Street Fund, LP 1224 East Green Street, Ste 200 Pasadena, CA 91106-3171 Fred and Jean Astman, JTWROS 1100 N. Hidalgo Alhambra, CA 91801	Xue Ya 15 Van Hise Ct. East Brunswick, NJ 08816 3CM China Growth Fund I Ltd. Winterbotham Place Marlborough & Queen Streets Nassau, Bahamas

Each "Unit" consisted of one share of our common stock and a twenty seven month warrant to purchase 20% of one share of our common stock at an exercise price of $1.70 per share (the "Warrants"). The Units sold represent an aggregate of 2,608,336 shares of Common Stock and Warrants to purchase 521,664 shares of Common Stock. The offering and sale of the Units was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Regulation D and Regulation S promulgated by the SEC thereunder. We compensated Roth Capital Partners LLC in the amount of $75,000 for financial advisory services provided in conjunction with the financing.  Additionally, we paid 3CM Partners, Inc. in the amount of $155,377 in the aggregate for pre-transaction services, including but not limited to due diligence and structuring, and reimbursement for out-of-pocket expenses.

Item 16. Exhibits and Financial Statement Schedules

The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

       (a) Exhibits

Exhibit	Description of Exhibit

2.1
Share Exchange Agreement by and between Sino Palace Holdings Limited and Cartan Holdings Inc. dated as of July 23, 2007 (incorporated by reference to Exhibit 2.1 of Shiner's Current Report on Form 8-K (Commission File No. 001-33960) filed with the SEC on July 27, 2007).

2.2
Return to Treasury Agreement between Cartan Holdings, Inc. and Zubeda Mohamed-Lakhani, dated as of July 23, 2007 (incorporated by reference to Exhibit 2.2 of Shiner's Current Report on Form 8-K (Commission File No. 001-33960) filed with the SEC on July 27, 2007).

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of Shiner's Current Report on Form 8-K (Commission File No. 001-33960) filed with the SEC on July 27, 2007)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of Shiner's Current Report on Form 8-K (Commission File No. 001-33960) filed with the SEC on July 27, 2007).

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 of Shiner's Current Report on Form 8-K (Commission File No. 001-33960) filed with the SEC on July 27, 2007)

5.1	Opinion of Stevens & Lee, P.C.

10.1
Registration Rights Agreement, dated as of September 30, 2007, between Shiner and the investors signatory thereto (incorporated by reference to Exhibit 10.1 of Shiner's Registration Statement on Form SB-2 (Commission File No. 333-148304), filed with the SEC on December 21, 2007)

10.2
Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.2 of Shiner's Registration Statement on Form SB-2 (Commission File No. 333-148304), filed with the SEC on December 21, 2007).

10.3	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.3 of Shiner's Registration Statement on Form SB-2 (Commission File No. 333-148304), filed with the SEC on December 21, 2007)

10.4
Employment Agreement, dated January 1, 2008, by and between Shiner and Jian Fu (incorporated by reference to Exhibit 10.4 of Shiner's Annual Report on Form 10-K (Commission File No. 001-33960) filed with the SEC on March 28, 2008).

10.5
Employment Agreement, dated January 1, 2008, by and between Shiner and Xuezhu Xu (incorporated by reference to Exhibit 10.5 of Shiner's Annual Report on Form 10-K (Commission File No. 001-33960) filed with the SEC on March 28, 2008).

10.6
Employment Agreement, dated January 1, 2008, by and between Shiner and Mingbiao Li (incorporated by reference to Exhibit 10.6 of Shiner's Annual Report on Form 10-K (Commission File No. 001-33960) filed with the SEC on March 28, 2008).

10.7
Employment Agreement, dated February 11, 2010, by and between Shiner and Jeffrey T. Roney (incorporated by reference to Exhibit 10.7 of Shiner's Current Report on Form 8-K (Commission File No. 001-33960) filed with the SEC on February 26, 2009).

10.8
Employment Agreement, dated February 3, 2010, by and between Shiner and Qingtao Xing (incorporated by reference to Exhibit 10.8 of Shiner's Annual Report on Form 10-K (Commission File No. 001-33960) filed with the SEC on March 25, 2010).

10.9
Articles of Association of Shanghai Juneng Functional Film Company, Ltd., a joint venture between Shiner and Shanghai Shifu Film Material, Co., Ltd. (incorporated by reference to Exhibit 10.1 of Shiner's Current Report on Form 8-K (Commission File No. 001-33960) filed with the SEC on September 21, 2010).

10.10
Credit Facility between Hainan Shiner Industrial Co., Ltd. and the Hainan Branch of the Bank of China, dated June 29, 2010 (incorporated by reference to Exhibit 10.10 of Shiner's Quarterly Report on Form 10-Q (Commission File No. 001-33960) filed with the SEC on November 15, 2010)..

10.11
Securities Purchase Agreement for Non-US Persons, dated as of December 28, 2010, between the Company and the Investors thereto (incorporated by reference to Exhibit 10.11 of Shiner's Current Report on Form 8-K (Commission File No. 001-33960) filed with the SEC on December 29, 2010).

10.12
Securities Purchase Agreement, dated as of December 28, 2010, between the Company and the Investors thereto (incorporated by reference to Exhibit 10.12 of Shiner's Current Report on Form 8-K (Commission File No. 001-33960) filed with the SEC on December 29, 2010).

10.13	Form of Warrant of the Company (incorporated by reference to Exhibit 10.13 of Shiner's Current Report on Form 8-K (Commission File No. 001-33960) filed with the SEC on December 29, 2010).

10.14
Registration Rights Agreement, dated as of December 28, 2010, by and between the Company and the Investors (incorporated by reference to Exhibit 10.14 of Shiner's Current Report on Form 8-K (Commission File No. 001-33960) filed with the SEC on December 29, 2010).

10.15
Amendment to Securities Purchase Agreement, dated as of January 10, 2011, between the Company and the Investors thereto (incorporated by reference to Exhibit 10.15 of Shiner's Current Report on Form 8-K (Commission File No. 001-33960) filed with the SEC on January 14, 2011).

21	List of Subsidiaries.

23.1	Consent of Goldman Kurland & Mohidin, LLP.

23.2	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1).

24	Powers of Attorney (included in signature page)

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

       (i) If the undersigned Registrant is relying on Rule 430B:

      (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

      (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

       (ii) If the undersigned Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the undersigned Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

       (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

       (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

       (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

       (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Registration Statement on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Haikou, China, on the date indicated below.

Shiner International, Inc.

By:	/s/ Qingtao Xing
Qingtao Xing
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Qingtao Xing or Michael J. Antonoplos, and each of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Qingtao Xing	President and Chief Executive Officer	February 25, 2011
Qingtao Xing

/s/ XueZhu Xu	Acting Chief Financial Officer	February 25, 2011
XueZhu Xu	(Chief Accounting Officer)

/s/ Yuet Ying	Chairman of the Board of Directors	February 25, 2011
Yuet Ying

/s/ Michael J. Antonoplos	Director	February 25, 2011
Michael J. Antonoplos

/s/ Brian G. Cunat	Director	February 25, 2011
Brian G. Cunat

/s/ Jian Fu	Director	February 25, 2011
Jian Fu

/s/ Zhenhuan Yuan	Director	February 25, 2011
Zhenhuan Yuan